Exhibit 10.1

21. Miscellaneous. This Agreement may not be modified except in a writing, signed by both Parties, specifically referencing this Agreement. V2X represents that the officer signing this Agreement has the authority to bind each of the entities on whose behalf he is signing to the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of V2X’s successors and assigns, including any merged or successor entities. By entering into this Agreement, neither you nor V2X admits, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever existing between the parties as of the Effective Date. /s/ Leon Mason Leon Mason August 6, 2026 Date /s/ Neal A. Murphy V2X, Inc By: Neal A Murphy, Sr. Labor and Employment Counsel August 7, 2026 Date